Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 07/29/20 10:00 AM ET

Company Participants

Douglas Col - CFO, EVP, Finance & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Todd Fowler - KeyBanc Capital Markets

Jack Atkins - Stephens Inc.

Amit Mehrotra - Deutsche Bank

Scott Group - Wolfe Research

David Ross - Stifel, Nicolaus & Company

Ariel Rosa – Bank of America

Ravi Shanker - Morgan Stanley

Stephanie Benjamin - SunTrust Robinson Humphrey

Jason Seidl - Cowen and Company

Tyler Brown - Raymond James & Associates

Operator

Good day, and welcome to the Saia Incorporated Hosted Second Quarter 2020 Earnings Conference Call. [Operator Instructions]

At this time, I would like to turn the conference over to Doug Col. Please go ahead, sir.

Douglas Col

Thanks, Samantha. Good morning, everyone, and welcome to our second quarter 2020 conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during the call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

With that said, I will now turn the call over to Fritz for some opening comments.

Frederick Holzgrefe

Good morning, and thank you for joining us to discuss Saia's results. To start the call today, I would like to thank all Saia employees who continue to exhibit great professionalism and teamwork, while working productively through these difficult times. More than 90% of our employees are unable to work from home due to the nature of their jobs. Their willingness to adapt to new policies, procedures and safe practices has been remarkable.

The unprecedented conditions brought on by COVID-19 pandemic have presented many challenges at home and at work, and I cannot be more gratified by the response and effort put forward by everyone here at Saia to adapt to the new normal. From the start, we've focused our efforts on keeping employees and customers safe. Operational practices put in place in March and have been enhanced throughout the quarter to create a safe environment in our terminals and in our offices. Those policies remain in place today.

We have consistent distribution of PPE supplies across our network. And any one of our employees who is able to work remotely is still encouraged to do so. Daily communication across our leadership team is taking place so that the impact from COVID-19 trends from inside our company in the communities where we work can be assessed. We have many employees across the company who are volunteering daily in order to fill in for co-workers who may be out with COVID-19 concerns for family member or who are actually ill themselves.

The already challenging environment has been further complicated as the impact and complexity of COVID-19's impact on the supply chain and economy has varied by city, region and even by customers. Freight patterns have changed in some cases on a daily basis as regions either reopened with restocking or imposed new restrictions that ultimately slow down. These variables, along with the operating challenges that I've described, have tested our ability to calibrate in real-time.

We were able to adjust our cost structure in response to the declines we saw in April and subsequently support the improved trends that we saw in May and June. As a result, I was very pleased that we were in a position to be able to offer a one-time bonus of $250 per employee, paid in July to those employees who have worked through these trying times.

Considering the incredibly challenging environment, I believe we have posted solid financial results. In the second quarter, revenue of $418 million was down only 9.9% after starting the quarter with April revenue per workday down 13%. Second quarter operating income of $35.7 million was down 30% from a year ago, and our operating ratio deteriorated by 250 basis points to 91.5 compared to the record operating ratio in the second quarter last year of 89.

It is worth noting that we only experienced a 20 basis point margin deterioration sequentially compared to our record first quarter 2020 result, in which we've posted a 91.3 operating ratio. There are several components on the cost side, which Doug will cover in more detail in his comments. Fundamentally, recalibrating our cost structure was critical to our performance.

Despite our shipments being down 9.7% for the quarter and with industry volumes reportedly down even more, the pricing environment has remained rational in our view. While our yield, including fuel surcharge, was down 0.6%, excluding fuel surcharge, yield rose 2.6% and our negotiated contract renewals saw an average increase of 4.5%. With the combination of positive pricing and increase in weight per shipment of nearly 1% and an increase in length of haul of 4%, we saw revenue per shipment increased by 3.5%, excluding fuel surcharge revenue.

Before I turn it over to Doug for a review of financial results, I'd like to highlight a couple of operational achievements that are noteworthy given all of the changes made very quickly out in the field. Our cargo claims ratio improved to 0.65% from 0.76% a year ago. This is also the second quarter in a row where we saw sequential improvement. We're benefiting from our continuous training efforts, particularly with our newest associates in terminals opened within the past year.

Productivity on our docks and in our city operations continued the strong trends for the first quarter and our production metrics improved on a year-over-year basis. Through our continued efforts aimed at network simplification, we also saw an improvement in both empty mile percentage and load average, despite the lower volumes experienced in the quarter and our expanded coverage area versus the prior year.

With those highlights addressed, I'll turn the call over to Doug for a detailed review of second quarter results.

Douglas Col

Thanks, Fritz. Second quarter revenue was $418 million, down $46 million or 9.9% from last year. The revenue decline was driven by the 9.7% decline in shipment volume compared to the prior year. Fuel surcharge revenue decreased by 27.6% and was 10.6% of total revenue compared to 13.2% a year ago. Though the reported yield was down 0.6%, the pricing environment remained stable and our yield ex-fuel surcharge was positive, as Fritz mentioned.

Operating income of $35.7 million was 30.3% lower than last year and our operating ratio of 91.5% deteriorated by 250 basis points from the record OR of 89 we achieved in last year's second quarter. Compared to our record first quarter OR this year, the OR was only up 20 basis points sequentially, as Fritz pointed out.

Moving now to key expense items in the quarter. Salaries, wages and benefits decreased 5.6% driven by our actions around COVID-19, including furloughs. These cost savings were somewhat offset by our 2019 July wage increase of approximately 3.5%, and the employee growth related to the nine new terminals we've added since the beginning of the second quarter last year. Purchased transportation costs decreased 22.7% compared to last year. As a percent of total revenue, purchase transportation costs were 6.3% compared to 7.4% in the second quarter last year.

Fuel expense fell by 38.8% in the quarter, while company miles decreased 6.3% year-over-year. National average diesel prices were approximately 22% lower throughout the quarter than a year ago. Claims and insurance expense rose by 39.1% in the quarter, reflecting increased accident severity in that expense line and higher premium cost versus the prior year. To put that in perspective, of the approximate $5 million expense variance to the prior year, $1 million was related to premium increases.

Depreciation expense of $33.7 million in the quarter was 15.5% higher year-over-year. This is a continuation of the trend we've seen over the past few years as we've grown our terminal network, invest in equipment to lower the age of our tractor and trailer fleet, and made meaningful investments in technology. Overall, operating expenses decreased by 7.4% in the quarter. Combined with the revenue decline of 9.9%, our operating ratio again deteriorated by 250 basis points.

Our tax rate for the second quarter was 18.3% compared to 25% last year. The decrease was primarily related to stock compensation impacts from director retirements. We expect our full year tax rate to be 22% to 23%. Second quarter diluted earnings per share were $1.07 compared to $1.40 last year. For the first six months of 2020, we made capital investments totaling $142.7 million. And for the full year, we now anticipate net capital expenditures will be less than $250 million planned at the beginning of the year.

Outside of our committed equipment purchases this year, we are continuing to take a very measured approach to all other capital spending. We believe our balance sheet is strong with $29.3 million in cash on hand and more than $300 million of availability through our revolving credit facility and additional outside borrowing sources.

Before turning the call back to Fritz for closing remarks, I'd like to provide a few details of the impact of COVID-19-related cost actions on our second quarter results. On April 1, we offered all full-time workers an additional five days of paid time off and one additional day for our part-time workers in light of COVID-19. The approximate cost of this action was $3.6 million in the quarter. Also, the $250 employee bonus in the quarter was an additional $2.6 million, an approximate cost, and more than $400,000 was spent in the quarter on PPE supplies. Some of these costs were offset by our temporary elimination of 401(k) matching in the quarter.

With that said, I will now turn the call back over to Fritz for some closing comments.

Frederick Holzgrefe

Thanks, Doug. In closing, I will say that the primary driver of our steady quarter-to-quarter margins was the result of not only cost cutting, but also adjustments made to our operating model in the very early days of this pandemic. In a labor-intensive business like ours, it is critical that we match hours to workload, and our flexible non-union workforce was key in doing this effectively. Our terminal managers and frontline staff did an excellent job of executing on the plan.

The difficulty in controlling hours and costs while making major changes to procedures cannot be overstated. Virtually everything from our employees clocking into the terminal to dispatching drivers to making to pickup and delivery at customer locations had to be modified. Driver meetings, safety meetings, breakroom use, all of these procedures have historically been activities where our employees are together in a closed environment.

We've had to modify most all of our practices, and at every turn, our workforce has been united and really displayed the desire to take care of one another and do the right thing. In light of the near-term uncertainty around business levels, our focus will continue to be on health and safety and on execution of our strategy through these challenging times, and we'll look forward to better days ahead for all of us.

With that said, we're now ready to open the line for questions, operator.

Questions and Answers:

Operator

Thank you. [Operator Instructions] Our first question will come from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

Thanks. Good morning. Fritz, thanks for the clarification on the change in yield and giving us the number ex-fuel. You've had very consistent track record of improving yields and obviously feel some impact here in the quarter. But how do you think about the yield environment going into the back half of the year? It sounds like contract renewals are still pretty consistent with where they were in the first quarter. Can contract pricing accelerate as tonnage improves, or is it still an environment where it's a little bit difficult to go out and get more price right now with where the economy is?

Douglas Col

No, I mean, trends have been pretty steady there around pricing throughout all of this. I mean, the July trends, I would say or we'd phrase it is probably solidly mid-single-digit. So, I think the opportunity is still there. I mean, the mix of review each quarter on contracts varies, so it's hard to say from quarter-to-quarter. But generally, I mean, something in line with the GRI that everybody put in place earlier in the year still seems to be possible to achieve and we've retained most of that GRI in line with historical levels, 75% or 80% of the GRI seem to stick so far. I don't see any reason that that wouldn't be the opportunity in the back half. Things have tightened up, but volume levels will have a lot to do with it as the year goes on.

Todd Fowler

Okay. That helps. And then, Doug, I'm not sure if you commented. Do you want to share maybe what July tonnage was speaking about volume levels and maybe give us the June number as well?

Douglas Col

Sure. I can go through the quarter. I didn't do it in the prepared remarks. So, we'll just take it month-by-month. In April, our shipments were down 16.2% and tonnage was down 12.9%. In May, shipments now 9.2% and tonnage was down 8.8%. And then in June, shipments down 4.1%, tonnage down 5.7%. So far in July, shipments are actually up 1.9%. And the weight has been pretty volatile for the last couple of months, weights down in July. So tonnage is down 2%, but still an improvement continuing from what trend we had in place in Q2.

Todd Fowler

Okay. And why do you think the weight per shipments down in July? Do you have any kind of -- and I know that there has been some moving pieces kind of across the industry with weight per shipment. But just any thoughts on weight per shipment into July, the impact there?

Douglas Col

It's hard to say. I mean, we don't really see it in any particular industry vertical or region of the country. I think just maybe it's the fits and starts with the reopening. Some customers more confident, perhaps in the plan to reopen, maybe putting bigger shipments through the system, while others maybe not or they're seeing parts of their business come back, so the shipments are smaller. But it's been hard to say. But there are some really good days and there are some days that weight is lower, and it's just been volatile. But all in all, I mean the shipments positive in July feels pretty good.

Todd Fowler

Got it. Okay. Let me ask one more and then I'll turn it over. But what can you share with us about the operating ratio going forward? Obviously, very good, it was relatively consistent with 1Q. But a lot of moving parts with the furlough, the insurance expense and obviously the tonnage trend. So, anything you can share with us directionally about how we should think about either incremental margins, or the operating ratio into the back half of the year?

Douglas Col

Yeah. I feel like we're in a little better position to talk about sequential margins than we were March into April. Once trends bottomed and started improving, we feel a little bit better looking forward given that there is still uncertainty getting into the fall months. I would say, historically, if you go from Q2 to Q3, you usually see a deterioration of, call it, 75 basis points, 85 basis points. This year, like you said, with all the moving pieces, we would hope to target 100 basis points of sequential improvement this time around. And if we did that, that would put us very close to the record OR we had last year in the third quarter. So I mean, with two months left in the quarter and accident volatility always out there, that's our best guidance we could give you. We would target about 100 basis points better, actually.

Todd Fowler

Okay. That's really helpful. Let me turn it over. I'll get back in the queue. Thanks for the time this morning.

Frederick Holzgrefe

Thanks, Todd.

Operator

Thank you. Our next question will come from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Thanks, operator. Hi, Fritz. Hi, Doug. Hey, Doug, I was just hoping actually, it's a weird quarter, so I think it would be somewhat helpful to just kind of understand how June and July shipments are trending sequentially. It's a little bit of a nit-picky question, but it seems like you guys are winning some market share. And I'm wondering if that's giving you confidence or the opportunity to maybe raise pricing a little bit more, given the demand environment that you guys seem to be seeing or the improvement in demand? You have obviously a big 3PL business, you have other types of business, wondering if you're seeing an opportunity to raise prices because of the market share that seemingly appears to be that you guys are winning?

Frederick Holzgrefe

So Amit, I would just jump in on that. I mean, I think the pricing opportunity continues for us and we're very diligent with that. I mean, there certainly is the more analytics that we can put into that, the better. We're driving those sort of pricing decisions, particularly, when you think about the costs that we're adding as we manage through the pandemic scenario. So it's certainly that the -- we have to be very aware and cognizant of that and what the impacts are in the network.

Now, the opportunity that we've long held with Saia and we look at the pricing opportunity versus the rest of the industry, that remains. And I think one of the important things, the takeaways from the second quarter is although we've managed through some real challenges, it fundamentally that the thesis for Saia remains, right? So what we see is the longer term opportunity, maybe in some cases it picks up, but we don't see a change to that. We see it's an opportunity for us to continue to execute. Very pleased with the second quarter execution in light of what we were dealing with, and that pricing, quite frankly, falls into that category as well.

Douglas Col

And Amit, to the first part of your question, I would say that really since early in May, each week, it seems like shipments per day we've kind of seen a building trend. And not every week is up week-over-week, but I'd say June to July is still a little bit better in terms of shipments per day. But that gives us confidence on the pricing side. If we're seeing that kind of volume come back and some terminals, it's hard to have enough labor each day with the COVID virus and all. So, that puts us is in a pretty good position to push price. I mean, if we have a lot of congestion in the network and in some areas we need, it wouldn't be a bad thing to run off a little business if you try to push the price too hard or a little bit higher than you might otherwise. So, the pricing opportunity is still good for us I think.

Amit Mehrotra

Okay. That's helpful. And then the follow-up for me is, as you guys expanded in the Northeast, I mean, you've got a lot of smaller kind of break facilities all over the place and you have an ability to kind of build direct loads that builds that network effect. And then one thing the LTL industry hasn't done well in the past is really capture, optimize accessorial charges. And there's companies out there that provide LTL companies kind of better visibility on being able to capture those accessorial charges. So I'm just trying to understand is where are your accessorial charges today? Is there opportunity to capture more of that money that basically drops directly to bottom line, if you can address those points as well?

Frederick Holzgrefe

Yeah. Amit, absolutely. And what drives that, really, is understanding what the freight is, what the customer situation is, what the delivery looks like, what services we're providing, be it a lift gate or are we in a situation where maybe we're making a delivery that's an extended range beyond our terminal, or into a high cost or complex area. All those things are part of making sure that we get our accessorial charges in it.

You think about it two ways. On one hand, making sure you understand what your costs are. And when you understand that what the complexities are of customers' freight or where the delivery is, making sure you charge for that. Likewise, to the extent we're using any sort of specialized assets, we need to be charging for that as well. So, it's an opportunity, it's a data-driven opportunity. It's about making sure we understand not only what's going on with the customer, but then kind of what is the impact on our operation.

Amit Mehrotra

Thanks a lot.

Operator

Thank you. Our next question will come from Jack Atkins with Stephens. Mr. Atkins, please make sure your phone is not on mute.

Jack Atkins

Yeah. Sorry about that. Thanks very much for the time, and thanks for taking my questions. So I guess, either Doug or Fritz, if you want to take this one. Just kind of curious if you guys can maybe talk for a moment about the sequential build that, Doug, you referenced in the business beginning in May, and you've seen it continue on through July, or into July. Could you maybe talk about what types of customers you're really sort of seeing the most sort of upside from? And are you seeing spillover from the truckload market? Do you think at this point -- just any sort of clarity on sort of where the building strength is sort of most apparent?

Frederick Holzgrefe

So Jack, one of the real challenges with this right now is that, I'll call it the variability or the volatility of not only daily sort of shipments and tonnage, but then also what the impacts has been on our customers' supply chain. So, one of the interesting things that we've seen as we've come out of this or emerged out of the sort of the depths of this is that the freight patterns have changed, and they're changing pretty frequently for us. So it's not a good call out because some days, you'd say, wow, three days in a row in this part of the country, it seems to be doing well. Then you got a little bit of a pullback, maybe there is a pandemic uptick or perhaps that customers restock.

So, I think what's interesting about what is going on right now is underlying sort of changing supply chain and the bit of the volatility that comes with that. Overall, the trends have improved, as Doug described. But, what's interesting is that underlying sort of daily, weekly change continues.

Jack Atkins

Okay. Got you. And then I guess for my follow-up question, just sort of curious where you guys think you stand today relative to maybe your available capacity? You referenced headcount -- excuse me, you referenced some capacity constraints. So, just sort of curious where is headcount now, relative to March? And sort of how should we think about that layering back in? And how much available capacity do you feel like you have in the network today to be able to handle an economy that, we hope, is beginning to continue to accelerate?

Frederick Holzgrefe

Yeah. We have brought back and increased the number of hours that our drivers and dock workers have taken on since March. And I think that there are some pinch points where we would welcome additional drivers and some labor. I think the complexity is we may have a terminal that has the appropriate staffing, but then maybe there is a COVID issue that's impacted the local workforce. So we feel like we can handle the incremental growth that we've seen, but there are spots where we're having to do some recruiting, which is not unusual to us. But we don't feel like there is a constraint to capacity at this stage. These are the complexities of running an LTL network where we've got to adjust both manpower and assets as we need to match the customer demand.

Jack Atkins

Makes sense. Thanks again for the time.

Operator

Thank you. [Operator Instructions] Our next question will come from Scott Group with Wolfe Research.

Scott Group

Hey, thanks. Good morning, guys.

Frederick Holzgrefe

Good morning, Scott.

Scott Group

So, on the yield trends with weight per shipment now going back down and pricing still remaining good, should we think about the yield trends inflecting back nicely positive in the third quarter?

Douglas Col

I mean, mix is always part of it. I mean, we've got less than a month under our belt. But, I mean, if we saw a continuation of the decline in weight per shipment, I mean that's just the math of it. The yield would get better. But I would just say we look more at the backdrop and the pricing action being taken by others and we know what we need to achieve on the pricing side. So, for us, mix is always part of the yield. But we tend to think about it more in terms of pricing and pricing is -- we're in a good spot to go get price.

Scott Group

Okay. And then I want to ask, so the shipments are back positive, we're still getting price, fuel is still down, and we’re lapping some of the cost from a year ago. Why do you think we're not getting back to margin improvement in the third quarter?

Douglas Col

I mean, I talked about some of the incremental costs in the quarter. And as Fritz said, as we start to think about if there are spots where we need to recruit and hire, that adds incremental cost and then there is some training and then there is building up productivity when you hire new people. I mean, there's a number of things on the cost side that continue to -- they're not going away just because we're going through a pandemic. We talked about continued investment in the PPE supplies across the network.

Frederick Holzgrefe

I think the other element, although we are showing in some improvements in July, you're still lapping those investments we made in the second half of the year. Second half of last year, I should say. So over time this will improve. And with trends improved through the balance of the quarter, maybe we beat those sort of expectations. But it is a volatile world out there and certainly the pandemic and the issue, related issues leaves a lot for us to think through in August and September.

Scott Group

Okay, that's fair. And then just lastly, Doug, you walked through a bunch of just the costs, can you just maybe add up the net of the unusual costs you saw in the second quarter? And any way to think about the third quarter on some of those?

Douglas Col

Well, I mean, we gave you breakdown of the added cost of the PTO, the paid time off that we awarded our employees and the $250 bonus. And the major call out on the cost reduction was the temporary elimination of the 401(k) matching. And that offsets a good chunk of it, maybe half of it or something. But we weren't able to offset all of that.

Scott Group

And what about the furloughs?

Frederick Holzgrefe

So keep in mind, the furloughs, as we scaled down the business, we're cutting hours. That's the real driver of that. So as we scale back up, we'd bring the hours back up. And so as the business scales, we bring those, be it clericals, team or dock team back in place to be able to handle the additional volume.

Scott Group

So I'm just trying to understand, sort of I add up there is some good guys and some bad guys, I'm just trying to add it up and see what the net of it is and if there's a way to think about that in the third quarter? That's ultimately what we're trying to figure out.

Douglas Col

Well, I mean, within the salaries, wages and benefits line, we just don't break every component out. I mean, healthcare in the quarter was more favorable in terms of a good guy, because a lot of the employees just not comfortable going in for routine procedures or anything like that. A lot of that might have been shifted out month-to-month. So we don't think that's permanent going away. I mean, those needs need to be met and that will happen in August, in September and into October. So we just don't break out the individual discrete items within each reported cost line on the income statement. We'd have to give you a lot more granularity than we typically give.

Scott Group

Okay, all right. Thank you guys. I appreciate it.

Operator

Thank you. Our next question will come from Jason Seidl with Cowen.

Jason Seidl

Thank you, operator. Good morning, guys.

Frederick Holzgrefe

Hey, Jason.

Jason Seidl

How should we think about residential delivery going forward and sort of how have those trends moved in 2Q and 3Q? It seems like this is going to be more of a permanent growth area I think for the LTL industry. I'd love to hear your thoughts on it. And where do you see the margins on that business now versus your legacy business?

Douglas Col

We definitely saw an uptick through the last two months or three months in residential deliveries. If it was 6% or 7% of our deliveries going into this, we saw it get as high as the mid-teen percent in some of the weeks. Probably down to kind of low-double-digit now in terms of what percentage of our daily deliveries are residential. But it's kind of a difficult time to think to break it apart and think about the long-term opportunity there because the programs we've piloted last year around our residential delivery service we plan to ramp up this year, but some of that's been stalled, customers don't necessarily want people coming in the house with expanded service offering and things like that. So some of that's stalled. But I mean, we would want that business to operate as well as the company average and even better going forward. But we're still looking at the model and our use of agents in that service to see where we eventually end up on our service level that we're going to be providing in the residential area.

Jason Seidl

Okay. That's good to know. Also on the bonus for the employees here that we saw in the quarter. If COVID continues to drag on, is this something that potentially could be replicated in future quarters?

Douglas Col

Well, we were real comfortable with the $250 bonus and with the awarding of the additional days off because those are variable, to your point. With so much uncertainty out there, we're really more comfortable making moves on the variable cost side in terms of compensation. So anything is on the table, but for now with the limited visibility, I'd definitely say we're more prone to think about variable incentives.

Frederick Holzgrefe

Yeah. The key thing with those moves, Jason, is really about supporting the employees in an immediate sort of way, the additional days. Those are the things that people could take advantage of if they did have a COVID issue either themselves or the family member. And the bonus was a one-time based on kind of where the business was, and we saw the sacrifices and hours that people put it in later in the quarter for sure, or just through the quarter. So those are the things that we just have to think about, as Doug described, in sort of almost real-time, what we need to do to support the team.

Jason Seidl

No, that makes sense. Well, gentlemen, I appreciate the time as always. Be safe out there.

Douglas Col

Thanks, Jason.

Frederick Holzgrefe

Thanks, Jason.

Operator

Thank you. Our next question will come from Ariel Rosa with Bank of America.

Ariel Rosa

Great. Hey, good morning, guys. So it seems like truckload capacity is getting a little bit tighter, that's something we've heard on the truckload side. Maybe you could discuss how that historically has impacted LTL? And kind of what you see for the prospects on pricing, maybe if truckload capacity does tighten for second half and into 2021? How that might flow through and impact your operation?

Douglas Col

Well, the tightness is over an extended period, I'd say. We'd probably all agree that we do see some spillover of those volumes into the LTL. I mean, it's a much larger industry. So small shifts in truckload supply impact our industry in a pretty meaningful way. So if it continues and the tightness continues, I'd say, we'd probably expect to see some of those heavier volume slip down into LTL.

On the pricing side, it's been rational for quite a while right now. And we go out consistently year in and year out and try to get our rate increase to match the cost inflation and achieve the returns we need to achieve. So there has been less consolidation on the truckload side. They don't seem to have that luxury. Their pricing is much more volatile. They get it when they can get it. So we don't really view it as impacting our ability to go get price. We want to be consistent and approach our customers in a professional way each year and discuss the environment and get the needed rate. And we're able to do that because probably the consolidation that's going on in our industry. Supply doesn't come and go as easily as it does in truckload.

Ariel Rosa

Got it. That's very helpful. And then I wanted to touch on the claims and insurance expense, which it looks like it took a step-up in the quarter. One of the things we've heard from other carriers is that just less traffic on the road, less congestion has actually resulted in kind of lower claims and insurance expense. Do you expect the level from second quarter to kind of continue going forward into third quarter and beyond or is this anomalous for some reason that maybe is less clear from the financials?

Douglas Col

I mean, this is just the volatility that you see in that line from time to time. When you carry a deductible of $2 million and you have a round of accident severity, it impacts any given quarter that way. We wouldn't expect, necessarily, to see that in the next quarter and moving forward. Of the $5 million-ish year-over-year increase, about $1 million of it was related to premiums and that was around our insurance renewal that we completed in February. And that piece sticks, but the rest of it is that, I won't say it's unusual, it's just part of the business. There's volatility in that line. I wouldn't model for it each quarter.

Ariel Rosa

Got it. That's helpful. And then just the last thing and it's a little bit nit-picky. But the other line on below the line, maybe you could talk about what was there? And if you had any gains on sale in the quarter?

Douglas Col

Yeah. That's an adjustment that's made related to our non-qualified deferred comp plan. And it was a little larger this quarter because of the volatility in the market. But I wouldn't expect it to remain at that level. It's usually a couple of hundred thousand dollars either way each quarter.

Ariel Rosa

Got it. Understood. Very helpful. Thanks for the time.

Frederick Holzgrefe

Sure.

Operator

Thank you. Our next question will come from Stephanie Benjamin with SunTrust.

Stephanie Benjamin

Hey, good morning.

Frederick Holzgrefe

Good morning.

Douglas Col

Good morning, Stephanie.

Stephanie Benjamin

I wanted to touch on your Northeast expansion, maybe what you've been seeing in some of those newly opened terminals. Anything you want to comment to in terms of improved productivity at those terminals? How that progressed throughout the quarter? Positioning with some local account penetrations? Any color for that region will be helpful. Thanks.

Frederick Holzgrefe

Well, it was a region that certainly was impacted by the COVID issues different points of time during quarter, particularly in April. And it's certainly trended a little bit better, along with the rest of the business through May and June. The productivity initiatives that we have deployed across the network have also benefited that region and those terminals, and we've been pleased with that. And that's a lot of why we feel like we've been able to transform some of those costs to be more variable and match the underlying shipments and tonnage.

So that part of it's been good. Load averages have been good. But it's still a challenge there. I mean, the environment with the volatility we saw, obviously we didn't hit our overall goals there simply because of the environment that we're in. But, I think that what I'm pleased by is what we were able to execute on in the quarter. I think that translates in the long-term success in that market. So I think it bodes well and I’m pleased with the execution. I think as we grow out of this, you will see that that will continue to improve.

Stephanie Benjamin

Got it. And then in terms of some of those technology investments that I know that were rolled out in 2019, any plans for some additional investments as we look in the back half of 2020? Anything that we should be aware of? Thanks.

Frederick Holzgrefe

No, I think the biggest thing that would have an impact is, and frankly it had an impact in the second quarter, but it's difficult to highlight other than to say we saw from productivity and our ability to manage our labor costs through the quarter. That's a reflection of the return on those investments in technology. So, I think our ability to adjust that was utilization of those tools. So I'm excited about that going forward.

I think the next versions of these investments are sort of additional tools or enhanced sort of visualizations. There'll be an introduction of a handheld that will replace existing handheld as well and integrate with some of these software tools that we put in place. And frankly, our touchless sort of interactions that we've -- social distance sort of processes will be enhanced further as we rollout a handheld in the second part of the year. As we continue as an organization to maximize these tools, I'm excited about what the opportunities are for us to continue to drive productivity and drive those incrementals that are so important based on all the investments we've made not only in technology, but also in our footprint.

Stephanie Benjamin

Got it. Thank you so much.

Operator

Thank you. Our next question will come from David Ross with Stifel.

David Ross

Good morning, gentlemen.

Frederick Holzgrefe

Good morning.

David Ross

Good morning. Fritz, what do you think the biggest long-term benefit to the business will be to come out of the crazy last four months that we've seen? Maybe it was a surprise or maybe it was just certain positive trends that got accelerated?

Frederick Holzgrefe

Well, David, let's say, one of the things if we had started the year and said, we've talked about execution was a key part of our business plan for the year. And certainly at the beginning of the year, we never considered the concept of the impact of the pandemic that we saw. We talked about executing and instituting all the technology investments we've made. And one of the things that we learned in the second quarter is we stress tested those, right? So at the beginning of the year, I think I would have told you that I want to see those tools work in the up market or an improving market. And I think one of the things that we were able to do is hit our productivity goals in the second quarter by utilizing those tools to help better plan and manage our labor costs.

As we move out of this and grow out of this pandemic, I think one of the exciting things that we saw is that we learned what we can do from an operational perspective and operational execution perspective. Take care of the customer. Take care of our employees. And as you look to a more normal environment, whenever that is, I think the foundation that we've built this year translates into the future.

It’s a little bit of a qualitative answer, but I think that that's really what you'll learn in a quarter like this or in a business situation that we're in. When ground falls out from underneath you and you've got to adjust quickly, we proved we could do that, maintain profitability of the business and now be in a position we can grow out of it. So I think that to me, I'm optimistic looking forward.

David Ross

And did you find any gaps or glitches that emerged that you were able to fix that you don't have them if we do get a surge in volume?

Frederick Holzgrefe

One of the things that was particularly impressive is we put in our sort of social distancing operational policies in a matter of days. And then as the quarter developed, we enhanced those. You learn things as you go. So it's kind of a continuous improvement, sort of a process. Some of the things you learn out of that are things that you hope to longer term fully operationalize.

So one of the challenges that we have now is that we're social distanced. We are a company that has long really valued communication with our employees and connections with our employees. Well, if a driver doesn't come into a terminal right now to maintain social distance, that sort of interaction doesn't happen, right? We've got to figure out other ways to communicate with the employees and to maintain that culture and that sort of support for that team. So that's something we're working on and looking at different options. Part of it's going to be technology-driven, part of it's just going to be getting past the pandemic.

I think the other element that we've learned through this process is that the line-haul network we've talked about is an opportunity around optimizing that. And certainly as we have become more of a national player, optimizing that line-haul network, it helped us in the downturn here because we've been able to reroute around cities or locations that maybe have been impacted. Well, you take those sort of key learnings and tools and that's something you apply in a more normal world going forward around how you optimize the network to support the more profitable freight or the better markets that you want to compete in. So I think that that's something we learned in the downturn that we'll take advantage of going forward.

David Ross

Thank you.

Operator

Thank you. Our next question will come from Ravi Shanker with Morgan Stanley.

Ravi Shanker

Thanks. Good morning, guys. So you were asked earlier about TL capacity. If I can ask you a similar question about LTL capacity. Obviously, there is speculation or talk of capacity exiting the marketplace on the TL side, how much do you think that's impacting smaller players in the LTL side as well? And at the same time, there's also been news of new entrants in the LTL space, both from asset-based carriers as well as asset-light carriers, and then one of your larger competitors just got a bunch of financial assistance recently. So when you look out six months to 12 months, do you think LTL supply overall is entering or exiting the marketplace?

Douglas Col

Well, I don't know. It's kind of hard to say. I mean, you could look at it from a couple of different angles. I mean, over time, we've seen continued consolidation, right, over the very long-term. The environment has gotten more and more difficult when you think about insurance cost, technology requirements. The cyclicality of our business puts pressure on carriers if their balance sheet is not able to withstand it.

So over the last few years, even as good as the freight environment was in 2018, for example, we saw capacity leave in 2019 in the form of a small company failure. So the pressures that are out there for a truckload they impact all of us as well in those few that I mentioned to you. So it's hard to say. The new entrants, I mean, in terms of building a national network, nobody has done that since deregulation, nobody has set out to build an international network. So I think as we fill out the geographic map and we've built to near fully 48 states covered with our own facilities, there is a huge value in that to us, because that's something that would be hard to replicate.

Ravi Shanker

Understood. And if I can follow-up on one of your earlier responses, kind of on the drags on margin, and you guys have been pretty clear with some of those transitory costs because of COVID. But those seem like kind of fairly, I guess, transitory and also not huge numbers. So if you can again remind us what's the path to gapping or lower in a meaningful way in the coming years, kind of what's the path to low-80s or better? Is that primarily top-line driven or kind of what's the algorithm there?

Frederick Holzgrefe

I think, Ravi, its several elements of Saia's strategy. First and foremost, we talk about the pricing opportunity when compare that to the market, getting paid for the great quality and service you get with dealing or working with Saia. I think it's capitalizing on the Northeast expansion, developing those markets, both inbound and outbound. The really exciting thing about the Northeast is it gives us an opportunity to leverage our legacy networks. So the pre-Northeast expansion, 34 states, we had the Northeast. You have the opportunity to sell from a place like Dallas in the Northeast and that's incremental to Dallas, that's incremental to Northeast.

So the value of that sort of network dynamic, you pouring that additional revenue over a fixed cost basis both on a corporate level, but then also on the line-haul network, you have the opportunity to optimize that. And then you look beyond the Northeast, and I think the other really interesting thing about Saia's long-term opportunity, and it quite frankly is still there. We have 169 terminal network and you look at some of the other larger competitors that have similar sort of service offerings or ones that are a little bit better than ours, perhaps or benchmark a little bit or longer term success, if you will, those networks are anywhere around 200 terminals or above.

And so if we have the opportunity, as we generate returns in the business in real estate, in markets where we can build additional density for us, move closer to the customer, I think it's the third element of what drives value for Saia over time. I think you add all those things up and I think it says, we have the opportunity to drive the OR into the 80s. And most significantly, second quarter was a tough quarter, but it was one about execution in a really difficult environment. And I think that performance, you translate that into what maybe a more normal environment going forward, I think it's pretty compelling opportunity for us.

Ravi Shanker

Understood. Thank you.

Operator

Thank you. Our last question will come from Tyler Brown with Raymond James.

Tyler Brown

Hey, good morning, guys.

Frederick Holzgrefe

Good morning, Tyler.

Tyler Brown

Hey, Doug, so I'm sorry to beat on this, but I do want to make sure that I've got it. On the PTO day grant, is that $3.6 million drag specific to Q2 or does it basically linger and you'll make a similar accrual in Q3 and Q4?

Douglas Col

That's right. The $3.6 million I spoke of was for the Q2 piece of it.

Tyler Brown

Will there be another accrual though in Q3 and Q4 or is that a one-time accrual?

Douglas Col

No, it's across the rest of the year when we announced it. So yes, in Q3 and Q4, you will have another one.

Tyler Brown

Okay. And then real quickly on the $250 bonus. So Fritz, I thought you mentioned you are paying that in July, but it sounded like you took accrual in Q2, is that right?

Frederick Holzgrefe

That's exactly right, Tyler.

Tyler Brown

Okay. Thanks for clearing that up. So Fritz, you actually talked about this on the last question, but you guys talked about examining CapEx pretty hard this year, but are you pausing any of those bigger real estate purchases or those development projects? And I know you guys have been working on, are you using this as an opportunity to maybe continue those in the background?

Frederick Holzgrefe

So the two big projects, North Atlanta and Memphis are in the works and we are charging on. I think what was really important about the second quarter is maintaining profitability and keeping that balance sheet available to us to take advantage of available real estate that may become available. If the right property becomes available in the right location, we are in a position we can execute on that. That's where we wanted to be at the beginning of the quarter. We exited in that way. And so right now, I think our comments are we don't have anything that is in the pipeline immediate, but certainly if it became available, we'd be on it.

Tyler Brown

Right, right. Okay. And then my last one. So is it right to think that you won't add much this year by way of door capacity, but you are set up next year to add capacity?

Frederick Holzgrefe

Yeah. I mean the new Memphis facility is an incremental for this year in terms of what we're exiting. And next year, Atlanta will come online for us toward the end of the year. And there may be some other smaller things that fall in the pipeline next year that we've got longer term visibility to.

Tyler Brown

Okay. I appreciate it. Thank you.

Frederick Holzgrefe

Thank you.

Operator

Thank you. There are no further questions in the queue at this time. I would now like to turn the call back over to Fritz for closing remarks.

Frederick Holzgrefe

Thank you everyone for calling in. I'd just emphasize, we're very pleased with our performance in a very challenging second quarter. Most significantly, we exited the quarter focused on maintaining the profitability and keeping our balance sheet in position that we can execute on the long-term opportunity for Saia. And I would emphasize that we feel very strongly that once the economy has moved past the pandemic period, we're in a position where we can capitalize on our longer term strategy. So we don't see it change to that. And we are excited about the opportunity that is out there for us. Thank you.